UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2005

Commission File Number 1-11527

HOSPITALITY PROPERTIES TRUST

Maryland	04-3262075
(State of Organization)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts 02458

617-964-8389

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 8, 2005, we issued 4,500,000 of our common shares of beneficial interest at $44.39 per share in an underwritten public offering. In connection with this offering, we granted the underwriters an option to purchase up to an additional 675,000 common shares to cover over allotments, if any, within 30 days from the date of the underwriting agreement relating to the common shares. On June 24, 2005, we issued an additional 200,000 common shares of beneficial interest at $44.39 per share pursuant to the over allotment option. Net proceeds from both issuances, after underwriting and other offering expenses, were $198.9 million. We used a portion of the net proceeds to reduce amounts outstanding on our revolving bank credit facility and intend to use the remainder of the net proceeds for general business purposes.

A final prospectus supplement relating to these common shares has been filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO OUR ISSUANCE OF COMMON SHARES AND USE OF PROCEEDS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT BELIEFS AND EXPECTATIONS, BUT MAY NOT OCCUR DUE TO MANY DIFFERENT REASONS, SOME OF WHICH ARE BEYOND OUR CONTROL. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST By: /s/Mark L. Kleifges
Mark L. Kleifges
Treasurer and Chief Financial Officer

Dated: June 24, 2005

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